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                                                                   Exhibit 10.15

                             ESKIMO PIE CORPORATION

                                   May 1, 1997

Mr. Mark Robson, Controller
The Delicious Frookie Company, Inc.
2720 River Road, Suite 126
Des Plaines, IL  60018

Dear Ms. Robson,

I am in receipt of your check number 009650 dated April 25, 1997 in the amount of $2076.01. The original agreement was for 3.5% royalty with Frookies buying a chocolate powder from Eskimo Pie. After trials at utilizing our powder in your process, it was determined that Frookies would not be required to buy the Eskimo powder but could use its standard powder for making the chocolate coating and that the royalty rate would increase to 4% for cookies.

We sent an amendment to the agreement to Richard Worth on February 25, 1997 which incorporated this royalty rate change into the agreement. The attached letter from Howard Miskin to Steve Siegel indicates Mr. Worth's agreement with the 4% royalty rate.

Please change your records to indicate that the royalty rate for Eskimo Pie Igloos and Icicles is 4%. The payment referenced above is short by $296.57 based on the correct royalty rate. Please include this additional amount in the next quarterly payment or issue a check to cover this amount, whichever is more convenient for you.

If you have any questions, please call me (804) 560-8460.

                                                Sincerely

                                                ESKIMO PIE CORPORATION

                                                /s/ James L. Cheatham
                                                James L. Cheatham
                                                Assistant Vice President
cc:   Steve Seigel

              901 MOOREFIELD PARK DRIVE - RICHMOND, VIRGINIA 23236
                POST OFFICE BOX 26906 - RICHMOND, VIRGINIA 23261
                 TELEPHONE (804) 560-8400 - FAX # (804) 330-3537